Exhibit 15


May 15, 2002


Idaho Power Company
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and its subsidiary for the periods ended March 31, 2002 and 2001, as indicated in our report dated April 24, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended
March 31, 2002, is incorporated by reference in Idaho Power Company's Registration Statement Nos. 33-51215, 333-33124 and 333-67748 on Form S-3 and Registration Statement No. 333-66496 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho